                                                                      Exhibit 21

                        SUBSIDIARIES OF THE REGISTRANT


     Unisys Corporation, the registrant, a Delaware company, has no parent. The registrant owns directly or indirectly all the voting securities of the following subsidiaries:

                                                       State
                                                      or Other
                                                    Jurisdiction
                                                      Under the
                                                    Laws of Which
Name of Company                                       Organized
---------------                                     -------------
Unisys Canada, Inc.                                  Canada
Unisys Australia Limited                             Michigan
Unisys New Zealand Limited                           New Zealand
Unisys Espana S.A.                                   Spain
Unisys (Schweiz) A.G.                                Switzerland
Unisys Belgium                                       Belgium
Unisys Deutschland G.m.b.H.                          Germany
Unisys Electronica Ltda.                             Brazil
Unisys France                                        France
Unisys Italia S.p.A.                                 Italy
Unisys Limited                                       England
Unisys Nederland N.V.                                Netherlands
Unisys de Mexico, S.A. de C.V.                       Mexico
Unisys Korea Limited                                 Korea
Unisys South Africa, Inc.                            Delaware
Unisys de Colombia, S.A.                             Delaware


     The names of certain subsidiaries are omitted from the above list; such subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary.